Exhibit 10.1

MANTECH INTERNATIONAL CORPORATION

2016 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.0	OVERVIEW

ManTech International Corporation (the “Company”) has established this 2016 Executive Incentive Compensation Plan (this “Plan”) to help attract, retain and motivate our executives to achieve certain goals and objectives. Incentive compensation is an integral part of the Company’s compensation program. This Plan sets forth a uniform, systematic, and measurable process for determining incentive compensation. The Compensation Committee of the ManTech International Corporation Board of Directors (the “Compensation Committee”) has ultimate authority over the implementation and interpretation of this Plan.

2.0	PLAN PARTICIPANTS

All executive officers of the Company, including the CEO, CFO, Deputy CFO, the presidents of the Company’s principal business groups (the “Business Group Presidents”), as well as any other Company officer so designated by the Compensation Committee, participate in this Plan (together, the “Participants”).

3.0	POLICY

For each Participant, a set of performance goals for the applicable criteria under this Plan (the “Participant Goals”) and relative weightings shall be established, reviewed and memorialized according to the process set forth below. All Participant Goals shall be specific, measurable, and quantitative, to the extent practical. The goal-setting process shall be accomplished in accordance with a time schedule established by the Compensation Committee and CEO.

In the case of the Business Group Presidents, the Participant Goals shall include both performance goals established for the applicable business group (“Business Group Goals”) and performance goals established for the Company as a whole (“Company Goals”). In the case of all other Participants, the Participant Goals shall be comprised solely of Company Goals.

Participant Goals for each Participant shall be set forth in a separate agreement or worksheet (each a “Plan Worksheet”). Each Plan Worksheet shall also set forth (i) the relative weightings for the various Participant Goals; (ii) a threshold, target and maximum performance score (and corresponding award amount); and (iii) other factors to be used in the Scoring Process (as defined below).

After the end of the fiscal year, actual results shall be measured against Participant Goals to determine whether and to what extent incentive compensation has been earned under this Plan for each Participant. This process is referred to in this Plan as the “Scoring Process.”

The Compensation Committee has the authority to exercise negative discretion to reduce the amount otherwise payable to any Participant under the Plan. The exercise of this negative discretion may be based on any factors deemed appropriate by the Compensation Committee.

2016 Executive Incentive Compensation Plan

Additionally, the Compensation Committee may, outside the terms of this Plan, consider whether a discretionary bonus is warranted for any Participant. In making that determination, the Compensation Committee may consider any objective or subjective factors that the Compensation Committee deems appropriate in its sole discretion, including recommendations from the CEO.

4.0	Process

This Section 4 uses the following terms (which terms also operate in the Plan Worksheets).

•	Business Group Performance Score – for each Participant, the sum of the weighted Performance Goal Scores for each of the Business Group Goals.

•	Company Performance Score – for each Participant, the sum of the weighted Performance Goal Scores for each of the Company Goals.

•	Factor – the weighting percentage assigned to each Participant Goal for a particular individual. The Factors shall total 100% for each set of goals for each individual (Company Goals and Business Group Goals are each a set of goals). For each Participant under this Plan, the Factors applicable to each Participant Goal may differ. If applicable, each set of Company Goals and Business Group Goals shall be weighted such that the total weighting equals 100% for the two sets combined.

•	Final Performance Score – the sum of (i) the applicable weighted Business Group Performance Score, and (ii) the weighted Company Performance Score for each Participant. For Participants with no Business Group Goals, the Company Performance Score for that Participant shall be the Final Performance Score.

•	Incentive Compensation Payout Schedule – a schedule that sets forth the incentive compensation payment amount that corresponds to each performance score between and including the threshold and maximum Final Performance Scores.

•	Performance Goal Score – for each Participant Goal, the amount of a measure actually achieved, expressed as a percentage, relative to the Performance Goal (the Performance Goal Score at target would be 100%).

•	Total Earned Incentive Compensation – the incentive compensation amount payable to a Participant based on his or her Final Performance Score, prior to any adjustment by the Compensation Committee.

4.1	Performance Criteria for Goals

•	Company Performance Criteria

•	Revenue (revenue as recognized for the performance period in accordance with GAAP principles)

•	Earnings before interest and taxes (EBIT), measured as a dollar amount (also sometimes referred to as Operating Income)

•	Bookings (full value of contract award for single award contracts, plus the value of multiple award wins, determined in accordance with ManTech’s standard bookings recognition policy)

2016 Executive Incentive Compensation Plan

•	Business Group Performance Criteria (measured in the same manner as Business Group Goals)

•	Revenue

•	EBIT, measured as a dollar amount

•	Bookings

4.2	Guidance for Goal-Setting Process

The following process shall be used to prepare initial recommendations for the Compensation Committee’s consideration:

•	The Chairman of the Compensation Committee shall be responsible for the establishment of Participant Goals and weightings for the CEO (the Chairman of the Compensation Committee may request the assistance of the CFO or other Company personnel in this effort, as he deems necessary or appropriate).

•	The Company Goals and weightings applicable to each Participant (other than the CEO) shall be initially established by the CEO, with input from the CFO and the Compensation Committee.

•	Business Group Goals and weightings applicable to each Participant shall be initially established by the CEO, with input from the CFO and after consulting with the applicable Business Group President.

All Participant Goals and weightings shall be subject to review, modification and final approval by the Compensation Committee.

4.3	Threshold, Target and Maximum Awards

Each Participant shall have threshold, target, and maximum incentive compensation amounts that correspond to threshold, target and maximum Final Performance Scores. For each Participant, the target award amount shall be expressed as a fixed number or a percentage of his or her base salary as of April 1, 2016, as established by the Compensation Committee, and shall represent the amount of incentive compensation that the Participant will earn if his or her actual Final Performance Score is equal to that which would result from 100% achievement of all Participant Goals.

4.4	Guidance for Scoring Process

•	Overview: Actual results for the year shall be determined and then compared to the Participant Goals. The Final Performance Score shall be calculated for each Participant and shall determine the Total Earned Incentive Compensation pursuant to the applicable Incentive Compensation Payment Schedule. The amount of any incentive compensation amount actually paid may be reduced by the Compensation Committee’s exercise of negative discretion.

2016 Executive Incentive Compensation Plan

•	Scoring Process:

•	The Performance Goal Score with respect to each of the Participant Goals shall be determined.

•	The Performance Goal Scores shall be weighted by multiplying each score by the applicable Factor and summed to determine the Participant’s Company Performance Score and (if applicable) Business Group Performance Score.

•	For Participants with both Business Group Goals and Company Goals, each of the Business Group Performance Score and the Company Performance Score shall be multiplied by a weighting factor, and such resulting amounts shall then be added together to yield the Final Performance Score (unless otherwise expressly provided in the individual Plan Worksheet, each of the Business Group Performance Score and the Company Performance Score shall be equally weighted at 50%).

•	For Participants with only Company Goals, the Participant’s Company Performance Score will constitute his or her Final Performance Score.

•	Based on the Participant’s Final Performance Score, the Total Earned Incentive Compensation will be derived from the applicable Incentive Compensation Payout Schedule included on the Participant’s Plan Worksheet.

•	Adjustments to Results Achieved: With respect to any Performance Goal Score, the Compensation Committee shall have the authority to determine whether and by what amount the actual result used to calculate the achievement of a performance goal should be adjusted to account for extraordinary events or circumstances. In making any such determination the Compensation Committee may take into consideration the effect of any adjustment on the treatment of payments made pursuant to this Plan under Section 162(m) of the Internal Revenue Code.

•	Out of Cycle Salary Changes: The Compensation Committee shall determine the effect of any out-of-cycle salary changes on a Participant’s Total Earned Incentive Compensation, and in making such determination may take into consideration the effect of any adjustment on treatment of payments made pursuant to this Plan under Section 162(m) of the Internal Revenue Code.

•	Final Compensation Committee Review and Certification: The Compensation Committee will review and approve any and all incentive compensation amounts paid under this Plan, including the Total Earned Incentive Compensation for each Participant. The Compensation Committee has the authority to reduce the payment amount due to any Participant hereunder, based on any factor deemed relevant by the Compensation Committee. No incentive compensation payment amount for any executive officer shall be paid out until the results are certified or otherwise formally approved by the Compensation Committee. Payments under this Plan, if any, shall be made on or before March 15, 2017. Unless the Compensation Committee determines otherwise in its sole discretion, a Participant’s right to receive any incentive compensation payment hereunder shall be forfeited if the Participant is not an employee of the Company in good standing on December 31, 2016.

2016 Executive Incentive Compensation Plan

5.0	RECOVERY OF AWARDS

Awards under the Plan are subject to the terms and conditions of any clawback policy which the Company may adopt to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

6.0	AUTHORIZATION

The Compensation Committee has authorized the development of this Plan and, with the assistance of the CEO, shall oversee the consistent and equitable implementation of the provisions of this Plan and the individual Participants’ Plan Worksheets. Senior management and other Company personnel designated by the Compensation Committee will support the administration of the Plan.

2016 Executive Incentive Compensation Plan